Exhibit 10.28

Exhibit B

COVENANT NOT TO COMPETE; CONSULTING AGREEMENT NON COMPETITION and CONSULTING AGREEMENT, dated as of March_, 2012, between MS Health, Inc., an Illinois Corporation (referred to herein as the "Company" and "Covenantee"), and MS Health Software Corporation, a New Jersey Corporation (herein "MS"), & Michael Sedita, an Individual (herein "Sedita") and Dorothy E. Higgins (herein Higgins) (Sedita and MS are referred to collectively herein as "Consultant" or "Covenantor" and Higgins as "Covenantor").

RECITALS

A. Contemporaneously with the execution and delivery of this Non-Competition and Consulting Agreement ("Agreement"), Covenantee is acquiring substantially all of the assets of MS Health Software Corporation, under the terms and conditions set forth in that certain Asset Purchase Agreement executed on the date hereof (the "Asset Purchase Agreement").

B. Michael Sedita and Dorothy E. Higgins are the only shareholders of MS Health Software Corporation which is the owner of the assets being sold pursuant to the Asset Purchase Agreement

C. MS Health Software Corporation is software development and support company, creating and supporting software which provides Behavioral Healthcare and Social Services providers (the" Software Product").

D. As a condition of the Asset Purchase Agreement, Covenantor agrees to grant to Covenantee a covenant not to compete with the assets for the term and in the area described specifically in Section 1 hereof.

E. As a precondition of the Asset Purchase Agreement, Consultant agrees to render services to the Company in connection with the Software Product upon the consummation of the transactions contemplated in and by the Asset Purchase Agreement.

F. This Agreement shall be of no force or effect if the Asset Purchase Agreement is not executed and the transaction is not consummated.

NOW, THEREFORE, in consideration of the monies paid and payable as provided in the allocation of purchase price required by the Asset Purchase Agreement, the promises of the parties each to the other set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each Covenantor by execution of this Agreement, the parties agree as follows:

AGREEMENTS

1. Except for the duties provided for herein, Covenantor hereby agrees, promises to and covenants with the Covenantee (the "Covenant") that for the period of time specified in subsection "a" hereof, each Covenantor agrees jointly and severally that it will not compete with the Software Product within the geographical area specified in subsection (b) as the Protected Area. Some of the terms used in this section are defined in subsection (c). Those terms shall have the meanings set forth in that subsection wherever used in this Agreement.

In furtherance of the foregoing and not in limitation thereof, the Covenantor agrees that for a period of two (2) years from the date hereof, the Covenantor shall not, (aa) directly or indirectly, solicit or service in any way, on behalf of Covenantor or on behalf of or in conjunction with others, any customers, or prospective customers who have been solicited or serviced by the Covenantor, or (bb) directly or indirectly take any action which may induce any customer or divert any business from the Company.

(a) The term of the Covenant shall commence upon the date of execution of the Asset Purchase Agreement and shall continue without interruption, except as provided in Section 3, for a period ending on the date which is two (2) years from the date of this Agreement.

(b) The area protected by the Covenant shall be the United States, known hereafter as the "Protected Area."

(c) The following terms shall have the meanings set forth herein for purposes of this section:

(i) "Business Organization" shall mean any proprietorship, corporation, trust, limited liability company, general partnership, limited partnership, company, limited liability partnership, association, joint venture or other organization of any kind, wherever formed.

(ii) "Compete with" shall mean to participate, directly or indirectly, as an owner, principal, sole proprietor, partner, member, shareholder, officer, director, manager, employee, consultants, contractor, trustee or in any other capacity whatsoever of any Business Organization, including, without limitation, an equitable or beneficial interest as such held for the benefit of Covenantor, including any community property interest or interest held by a spouse as sole and separate property.

(iii) "Participate in" shall mean to join in, encourage, support, give financial assistance to, lend to, or advise a Business Organization.

(iv) "Work" shall mean to be employed, retained or engaged to perform services, whether as an employee or as an independent contractor or agent, for a Business Organization and shall include services performed as a member of the board of directors, officer, manager, member, agent, adviser and consultant.

2. Without restricting the absolute discretion of Covenantee to seek each and every remedy afforded the Covenantee with respect to any breach of the Covenant by Covenantor, the Covenantee, upon discovering evidence sufficient to persuade it that the Covenantor has or may have breached or may be breaching or intending to breach the Covenant of this Non-Competition Agreement, the Covenantee may provide the Covenantor with a written notice that the Covenantee believes Covenantor has, is or may be intending to breach the Covenant and stating generally the nature of the breach suspected. If such a notice is given and within five (5) business days following the receipt of such notice the Covenantor satisfies the Covenantee that:

(a) It has not breached and does not intend to breach its Covenant; or

(b) It has terminated and reversed the effect of the act or ceased and desisted from the conduct which constitutes or constituted a breach of the Covenant or, if the reversal of an act cannot be accomplished without the participation of others, it has taken all steps within its power to do so and that the termination or reversal will be completed with diligence and in due business course; or

(c) Its breach was not intentional and not recurring and no further action is needed to prevent a recurrence; and (in each case), then, the Covenantee may (but shall not be compelled to) elect not to pursue its remedies hereunder with respect to such breach. No such election by the Covenantee shall prevent the Covenantee from later pursuing other remedies against the Covenantor with respect to the same breach or breaches described in the notice or another or other breaches. The Covenantor Wlderstands and agrees that the agreements of this section grant to the Covenantee substantial discretion with respect to whether or not a breach has or will occur, whether, if a breach has occurred it has been reversed or the conduct constituting the breach abandoned and whether the business of the Covenantee in the Prohibited Area or any part thereof has been damaged. This section exists solely for the purpose of permitting the parties to resolve matters without the expense and aggravation of litigation and shall confer no right or privilege on Covenantor with respect to any act or conduct which is a breach of its Covenant granted by this Non-Competition Agreement.

3. The parties agree that the remedy of the Covenantee at law for any actual or threatened breach of the Covenant by any Covenantor would be inadequate and that, upon the occurrence of such an actual or threatened breach, in addition to any other remedy available to it, the Covenantee shall be entitled to specific performance hereof, injWictive relief, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the requirement to post bond.

4. Each Covenantor acknowledges that the Covenantee has entered into this Non Competition Agreement and will enter into the Asset Purchase Agreement in reliance on this Covenant. Each Covenantor further acknowledges and agrees that the Covenant is necessary and fundamental to the preservation of the Software Product of the Covenantee, is not contrary to the public interest and may be assigned by the Covenantee in the event that the Covenantee should sell the Software Product (or be sold by its owners). The duties and obligations of Covenantor may not be assigned by them. If the transaction contemplated by the proposed Asset Purchase Agreement is not consummated, this Agreement shall be null and void.

a. This Covenant is intended by the parties to be and is believed by them to be a reasonable restraint on the right of Covenantor to engage in business activities which compete with the Software Product within the geographical area from which the Software Product has derived customers historically and for a time which is reasonable in light of the substantial value of the goodwill involved. Each provision of this Covenant shall be severable from each other term and provision hereof; each month of each year of its duration shall be viewed as a separate time restriction and each state or other geographic subdivision within the Protected Area shall be viewed as a separate geographical restriction, to the end that, if any such time or geographical restriction (or both) should be determined by a court which has been asked to enforce the terms of this Agreement by injunction or other equitable remedy against conduct of Covenantor and which has jurisdiction over Covenantor and such subject matter, to be against public policy as unreasonable or arbitrary in time restriction or geographical restriction, or both, such court may sever from this Agreement so much of the time restriction and so much of the geographical restriction as it fmds to be violative of public policy and enforce the remaining time and geographical restrictions. In severing unenforceable provisions from this Agreement, the parties intend that only the offending clause, phrase, sentence, paragraph or section be stricken, leaving intact the largest possible remainder.

5. The term of the consulting aspect of this Consulting Agreement shall be for a period of six (6) months commencing upon the date of consummation of the transaction contemplated by the Asset Purchase Agreement execution of the Asset Purchase Agreement and shall expire of the earliest of (a) six months after the Closing Date of the Asset Purchase Agreement; (b) termination of this Agreement; (c) the Consultant's death; or (d) for Cause. For purposes of this Section 6, "Cause" shall mean the failure of Consultant to perform the sales services on behalf of Company for a period of three (3) consecutive months. Consultant shall not be required to remain in the State of Florida or to be physically present to perform the services.

6. Consultant shall provide technical services, as well as continuing support services for existing customers of MS Health as applicable.

7. As the full and entire compensation for all of the services to be rendered by the Consultant under this Agreement, the Company will pay to the Consultant and the Consultant hereby accepts the following payment schedule:

(a) Consultant Sedita will provide 30 days at no additional cost.

(b) After 30 days Consultant Sedita will consult at a rate of $75 per hour, at such reasonable times, as Sedita will make himself available, from time to time.

8. Consultant will turn over all sales leads that come in from the telephone, MS Health email or MS Health website for the next two years at no additional cost.

9. Consultant Sedita shall not be deemed an employee of the Company by virtue of his retention hereunder, but shall, for all purposes be deemed an independent contractor. The Company shall not be obligated to deduct social security, withholding or other payroll or related taxes from any payments to be made to Consultant under this Agreement. Consultant shall not be deemed to have been granted any right or authority to assume or create any obligation or responsibility on behalf of or in the name of the Company except as may be specifically authorized in writing by the Company.

10. The Consultant Sedita agrees that the services provided pursuant to this Agreement are personal in its nature and Consultant shall not without the prior written consent of the Company, assign or transfer this Agreement or any rights, duties or obligations hereunder.

11. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, personal representatives, successors and assigns and may be executed in one or more counterparts, each of which shall be an original, but all of which, taken together, shall be one instrument.

12. The parties agree that there is no adequate remedy at law for the breach of the Consulting obligations herein; accordingly the Company shall have the right to enjoin such violation by injunction or other equitable remedy, without the requirement to post bond.

13. The remedies provided for in this Agreement are non-exclusive and are in addition to each other and to any other remedy available elsewhere in this Agreement or available generally at law or in equity.

14. The failure of any party at any time to require performance of any other party of any provision hereof or to resort to his, her or its remedy at law or in equity or otherwise, shall in no way affect the right of such party to require full performance or to resort to such remedy at any time thereafter, nor shall a waiver by any party of any breach of any provision hereof be taken or held to be a waiver of any subsequent breach of any such provision, unless expressly so stated in writing. No waiver of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged therewith.

15. All notices which any party may desire or be required to send to another party hereunder shall be delivered in person or mailed by certified or registered mail, return receipt requested, and if mailed, shall be deemed to have been given on the date of the posting of the mail to the party at his address as it appears on the first page of this Agreement or at such other address as may be designated by the parties, from time to time, by notice in accordance with this Section.

16. No alteration, modification, variation or waiver of this Agreement or any of the provisions hereof shall be effective unless in writing and executed by the parties hereto, or in the case of a waiver, by the party or parties waiving compliance.

17. This Agreement is made under the laws of the State of Illinois and shall for all purposes be governed by and interpreted under the laws of Illinois without regard for any conflict of laws principles which, but for this section, would be applicable.

18. If any provision of this Agreement or its application to any situation shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19. If any action is brought to enforce or interpret any part of this Agreement, the prevailing party in such action shall be entitled to recover as an element of such party's costs of suit, and not as damages, reasonable attorneys' fees to be fixed by the court. If there is no clearly prevailing party, each party shall bear its own costs.

20. This Agreement may be signed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to follow on next page.]

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Non Competition Agreement as of the day and year first above written.